EXHIBIT 4.1


                                UBARTER.COM INC.
                             STOCK OPTION AGREEMENT


     This Agreement (this "Agreement") is made this 26th day of July, 1999, by and between Ubarter.com Inc., a Nevada corporation ("Ubarter.com"), and Astra Ventures LLC ("Astra").

     WITNESSETH, THAT:

     WHEREAS, pursuant to an Amended and Restated Consulting Agreement (the "Consulting Agreement") dated as of April 19, 1999 between Ubarter.com and Astra, Ubarter.com agreed to grant stock options to Astra.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Grant of Option

     (a) Ubarter.com granted to Astra, on October 1, 1998, the right and option (hereinafter called "this option") to purchase all or any part of an aggregate of 630,000 shares of Common Stock, par value $0.001 per share, at the prices per share and on the terms and conditions set forth below:

    ----------------------------------------------------------------------------
                 Number of                               Exercise Price
                  Options                                  Per Share
    ----------------------------------------------------------------------------
                  50,000                                   $ 4.00
    ----------------------------------------------------------------------------
                  40,000                                     6.00
    ----------------------------------------------------------------------------
                  60,000                                     8.00
    ----------------------------------------------------------------------------
                  80,000                                    10.00
    ----------------------------------------------------------------------------
                  160,000                                   12.00
    ----------------------------------------------------------------------------
                  240,000                                   14.00
    ----------------------------------------------------------------------------

This option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) This option is subject to the anti-dilution provision set forth in Section 6(c) of the Consulting Agreement, which terms and conditions are incorporated by reference and made a part of this Agreement.

     2. Duration and Exercisability

     (a) This option may be exercised by Astra until October 1, 2003, at which time this option shall terminate.



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     (b) This option shall be exercisable  only by Astra.  This option shall not be assignable or transferable by Astra, except as may be agreed to by Ubarter.com.

     3. Manner of Exercise

     (a) This option can be exercised only by Astra by delivering within the option period written notice to Ubarter.com at its principal office. The notice shall state the number of shares as to which this option is being exercised and be accompanied by payment in full of the option price for all shares designated in the notice.

     (b) Astra may pay the option price (i) by check (bank check or certified check) or (ii) with the approval of Ubarter.com, by delivering to Ubarter.com for cancellation shares of Ubarter.com's Common Stock having a Fair Market Value (as defined below) on the date of exercise equal to the option price; provided, however, that Astra shall not be entitled to tender shares of Ubarter.com's Common Stock pursuant to successive, substantially simultaneous exercises of this option or any other stock option of Ubarter.com.

     (c) "Fair Market Value" shall be deemed to be, as of any date, the value of Common Stock determined as follows: (i) If the Common Stock is listed on any established stock exchange or a national market system, or if the principal market for the Common Stock is the over-the-counter market, including without limitation Nasdaq NMS or Nasdaq SmallCap of the Nasdaq Stock Market, the NASD
Electronic Bulletin Board or over-the-counter, as the case may be, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day immediately preceding the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (ii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

     4. Miscellaneous

     (a) This Agreement will not interfere in any way with the right of Ubarter.com to terminate the Consulting Agreement in accordance with the terms set forth therein. Astra shall have none of the rights of a shareholder with respect to shares subject to this option until such shares shall have been issued to Astra upon exercise of this option.

     (b) The exercise of all or any part of this option shall only be effective at such time as the sale of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.



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     (c)  Ubarter.com  shall at all times during the term of this option reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

     (d) This Agreement may not be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

     (e) This option shall be governed by the internal laws of the State of Washington, without regard to any conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                       UBARTER.COM INC.


                                       By:  /s/ Steven M. White
                                            ------------------------------------
                                            Steven M. White
                                            Chairman, President & Chief
                                              Executive Officer


                                       ASTRA VENTURES LLC


                                       By:  /s/ Liad Y. Meidar
                                            ------------------------------------
                                            Liad Y. Meidar
                                            President